Exhibit 99.1

Aptinyx Reports Results from Phase 2b Study of NYX-2925 in Fibromyalgia

NYX-2925 did not achieve the primary endpoint of the study

EVANSTON, Ill., August 12, 2022 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today announced results from a Phase 2b clinical study evaluating the effects of NYX-2925 in patients with fibromyalgia. NYX-2925 did not achieve statistically significant separation from placebo on the study’s primary endpoint, which assessed the change from baseline in average daily pain on the numeric rating scale (NRS) during week 12.

“We are very disappointed that, despite the evidence of activity observed in a prior biomarker study in fibromyalgia patients, in this follow-up Phase 2b study NYX-2925 did not achieve statistical separation from placebo,” said Andy Kidd, M.D., president and chief executive officer of Aptinyx. “We greatly appreciate the contributions made by patients, investigators, collaborators, and our dedicated Aptinyx team in the evaluation of NYX-2925’s utility in pain. The results of this study highlight the challenges of developing novel therapies for pain. As we continue to analyze the data from the study, we will focus our resources on supporting additional readouts from our pipeline in PTSD and cognitive impairment, including the readout of our Phase 2 study of NYX-458 in cognitive impairment associated with Parkinson’s disease, expected in the first quarter of next year.”

The Phase 2b fibromyalgia study was a randomized, double-blind, placebo-controlled study designed to evaluate the efficacy and safety of NYX-2925 in approximately 300 patients with fibromyalgia. Following a screening period, eligible patients were randomized to receive oral doses of NYX-2925 50 mg, NYX-2925 100 mg, or placebo once daily over the treatment period. The primary endpoint in the study was the change from baseline in average daily pain as reported on the zero-to-ten NRS during week 12 of the study.

Statistically significant separation from placebo was not observed on the primary endpoint of the study with either dose level of NYX-2925. Patients receiving NYX-2925 at both dose levels showed a trend toward clinically meaningful improvement in pain, as well as in some secondary endpoints, versus placebo by week 4. However, by week 12, the placebo group had improved such that, although NYX-2925 remained numerically better, the separation was not clinically meaningful. Across both dose levels, NYX-2925 was well tolerated in the study, with no concerning safety issues observed. Detailed data from the study continue to be evaluated.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-2925, therapeutic effects of the company’s product candidates and discovery platform, expectations regarding the design, implementation, timing, and success of its current and planned clinical studies, and the timing for the company’s receipt and announcement of data from its clinical studies. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of the COVID-19 pandemic on our business and financial results, including with respect to disruptions to our clinical trials, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements; the company’s ability to fund operations into 2024; as well as those risks and uncertainties set forth in the company’s most recent periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor & Media Contact:

Patrick Flavin

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.